FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  Form 8-K
                               Current Report

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
October 20, 1994
- - ----------------

                           FIRST REPUBLIC BANCORP INC.
                           ---------------------------
            (Exact name of registrant as specified in its charter)

        Delaware                     0-15882                 94-2964497
- - ----------------------------       -----------             -----------------
(State or other jurisdiction       (Commission             (IRS Employer
of incorporation)                  File Number)            Identification No.)


                              388 Market Street
                           San Francisco, CA 94111
                         ---------------------------
              (Address of principal executive office) (Zip Code)


                               (415) 392-1400
                               --------------
             (Registrant's telephone number, including area code)

                               Not applicable
                               --------------
          (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated October 20, 1994, con-cerning its earnings release for the third quarter and nine months ended September 30, 1994, as distributed on October 20, 1994.



                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    First Republic Bancorp Inc.
                                    (Registrant)



Date:  October 20, 1994             Willis H. Newton, Jr.
                                    Senior Vice President and
                                    Chief Financial Officer

FOR IMMEDIATE RELEASE
- - ---------------------


                      FIRST REPUBLIC BANCORP REPORTS
               THIRD QUARTER AND NINE MONTHS 1994 RESULTS


                                         Common Stock Symbol - FRC
                                         New York/Pacific Exchanges

   San Francisco, California, October 20, 1994 - First Republic Bancorp Inc. today reported net income of $2,552,000 for the third quarter ended September 30, 1994, compared with $3,427,000 for the same quarter in 1993. Fully diluted earnings per share (EPS) were $0.28 for 1994, compared to $0.36 for the similar period in 1993.

   Net income was $5,741,000 for the first nine months of 1994, after the provision of special reserves of $4 million in the first quarter and $1.25 million in the third quarter related to the January 1994 Los Angeles earthquake. Net income was $9,018,000 for the first nine months of 1993. Fully diluted EPS for the nine month periods were $0.66 for 1994 and $0.97 for 1993. The provisions of reserves related to the earthquake, net of tax benefits, reduced fully diluted EPS for the first nine months of 1994 by approximately $0.29.

       At September 30, 1994, total capital was $188,512,000, up $15,109,000 during the past 12 months. The Company's quarter-end ratio of capital to risk-adjusted assets was at the strong level of 16.52%. Tangible book value per share was $14.29 at September 30, 1994.

       Total assets of First Republic Bancorp Inc. were $1,638,666,000 at September 30, 1994. Substantially all of the Company's loan portfolio consists of adjustable rate, first trust deed, real estate secured California and Nevada loans, 82% of which are housing related.

       For the third quarter, total interest income increased to $28,124,000 in 1994 from $24,734,000 in 1993; net interest income was $9,270,000 in 1994 and
$10,445,000 in 1993. The Company's net interest spread was 1.99% for the third quarter of 1994, compared to 2.24% for the second quarter of 1994 and 2.88% for all of 1993. In 1994, net interest spread

FIRST REPUBLIC BANCORP INC.                                             Page 2

has declined to a lower level due to reduced yields earned on a larger percentage of new single family adjustable rate loans originated in 1994, the level of nonearning loans and loans earning a reduced rate as a result of the Los Angeles earthquake, and a continued emphasis on gathering deposits with maturities of one year or more in the face of increasing interest rates.

       The Company's non-interest expense totalled $4,901,000 for the third quarter of 1994, compared to $5,129,000 for the same period in 1993. Non-interest expenses included $315,000 for the third quarter of 1994 and $846,000 for the third quarter of 1993 of costs and charges related to real estate owned ("REO") properties. As a percentage of average assets, the Company's general and administrative expenses were 1.15% for the third quarter of 1994, compared to 1.28% for the second quarter of 1994 and 1.47% for the first quarter of 1994. The decline in this ratio for 1994 results from asset growth and successful cost control measures begun during the second quarter of 1994.

       For the third quarter of 1994, the Company originated $172,209,000 of loans, compared with $238,075,000 for the same period in 1993. Total loans originated for the first nine months were $623,763,000 in 1994 and $626,295,000 in 1993. The Company sold $25,071,000 of loans during the third quarter of 1994, compared with $123,753,000 in the third quarter of 1993.
The Company recorded net gains of $356,000 on the sale of these loans in the third quarter of 1994, compared to net gains of $987,000 for the third quarter of 1993. For the first nine months, loan sales were $216,262,000 in 1994 and $300,864,000 in 1993; net gains on sale of loans were $482,000 in 1994 and $2,019,000 in 1993.

       The portfolio of real estate loans serviced for third-party investors was $882,024,000 at September 30, 1994, an increase of $67,571,000 since December 31, 1993. Net revenues earned on loans serviced were $719,000 for the third quarter of 1994, compared to $303,000 for the third quarter of 1993. For the first nine months, service fees were $1,709,000 in 1994 and $757,000 in 1993.

       At September 30, 1994, nonaccruing loans and REO totalled $48,845,000, or 2.98% of assets, including foreclosed REO of $7,295,000. Nonaccruing assets included approximately $36,000,000 of loans and REO adversely impacted by the earthquake. Accruing single family loans more than 90 days past due totalled $3,440,000 at September 30, 1994. Restructured performing loans, as of September 30, 1994, totalled $10,538,000, 66% of which have been restructured as a result of the earthquake. At June 30, 1994, nonaccruing

FIRST REPUBLIC BANCORP INC.                                             Page 3

loans and REO totalled $48,394,000. Management of the Company expects that the level of loan delinquencies and REO may continue at this level for a while.

       During the third quarter 1994, the Company continued to work with its borrowers whose properties have been adversely impacted by the Los Angeles earthquake and began to resolve specific situations, including the writedown of loans. Within the Company's loan portfolio, loans secured by 37+ unit multifamily properties located in Los Angeles are most affected. First Republic has assisted its borrowers by modifying the terms of loans. The Company has also assisted many of its borrowers in the application for federal, state, and local disaster relief funds, although the receipt of such funds has been much slower than had been anticipated. While some of the Company's borrowers have received assistance, the Company expects that other borrowers will ultimately receive some assistance and has deferred the modification of certain nonaccruing loans until the disaster relief process is concluded.

       At September 30, 1994, the Company's nonaccrual loan total included $19,100,000 of loans which had been restructured by the forgiveness of interest or the capitalization of interest equivalent to more than four months. As a result of the terms of these restructurings, although the Company has in some cases received or expects to receive monthly payments, the loans will continue to be reported as nonaccrual loans until at least six payments have been received.

       During the quarter, the Company added $1,250,000 to its earthquake reserve and provided $250,000 to its recession reserve. Writedowns and chargeoffs on loans and REO, net of recoveries, were $2,659,000 during the quarter, of which $2,405,000, or over 90%, were related to properties adversely impacted by the earthquake. At September 30, 1994, total reserves were $14,306,000, or 1.00% of loans. Until the full impact of the effects of the earthquake on properties securing the Company's loans becomes more clearly determined and the disaster relief application process is completed, the Company will continue to assess the need for additional reserves.

       First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, California and Nevada-chartered industrial bank subsidiaries. First Republic Thrift & Loan provides both loan and deposit services from eight locations in the San Francisco, Los Angeles, Beverly Hills, and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

FIRST REPUBLIC BANCORP INC.                                             Page 4

                                    Three Months                  Nine Months
                               Ended September 30             Ended September 30
                          ---------------------------   ---------------------------
Financial Results                1994          1993          1994           1993
- - -----------------         ------------   ------------   ------------  -------------
Total Interest Income     $ 28,124,000   $ 24,734,000   $ 79,225,000   $ 73,307,000

Net Interest Income       $  9,270,000   $ 10,445,000   $ 28,970,000   $ 30,793,000

Provision for Losses      $  1,502,000   $  1,030,000   $  7,182,000   $  3,615,000

Net Income                $  2,552,000   $  3,427,000   $  5,741,000   $  9,018,000

Primary EPS               $       0.32   $       0.43   $       0.71   $       1.13
                          ============   ============   ============   ============

Fully-diluted EPS         $       0.28   $       0.36   $       0.66   $       0.97
                          ============   ============   ============   ============

Weighted Average Shares:
  Primary                    8,026,378      8,030,256      8,043,858      7,988,372
  Fully-diluted             10,551,059     10,658,028     10,574,606     10,556,467

Operating Information
- - ---------------------
(*Data Annualized)

Loan Origination Volume   $172,209,000   $238,075,000   $623,763,000    $626,295,000

Avg. Assets Per Employee* $ 11,015,000   $  9,813,000   $ 10,183,000    $  9,821,000

Net Income Per Employee*  $     70,400   $    102,000   $     51,400    $     93,000

Return on Average Assets*        0.64%          1.04%          0.50%           0.95%

Return on Average Common
Equity*                          9.33%         13.73%          7.12%          12.44%

General and Administrative
Expenses as % of Average
Assets*                          1.15%          1.30%          1.29%           1.35%

Rates Earned/Paid
- - -----------------
Yield on Investments             5.23%          4.40%          5.01%           4.12%

Yield on Loans                   7.35%          7.97%          7.26%           8.18%
                            ----------     ----------     ----------       ---------
Earning Assets Yield             7.10%          7.62%          7.03%           7.79%
                            ==========     ==========     ==========       =========
Cost of Deposits                 4.83%          4.89%          4.65%           5.02%

Cost of Borrowings               5.51%          4.52%          4.99%           4.71%
                            ----------     ----------     ----------       ---------
Liability Costs                  5.11%          4.74%          4.79%           4.90%
                            ==========     ==========     ==========       =========
Net Interest Spread              1.99%          2.88%          2.24%           2.89%
                            ==========     ==========     ==========       =========
Margin on Earning Assets         2.34%          3.22%          2.57%           3.28%
                            ==========     ==========     ==========       =========

FIRST REPUBLIC BANCORP INC.                                             Page 5

                                         As of September 30,
                              ----------------------------------------
Financial Condition                 1994                     1993
- - -------------------           --------------           ---------------
Total Loans                   $1,434,581,000           $ 1,176,157,000
                              ==============           ===============
Total Assets                  $1,638,666,000           $ 1,341,497,000
                              ==============           ===============
Loans Serviced for
 Investors                    $  882,024,000           $   799,491,000
                              ==============           ===============
Total Deposits                $  902,296,000           $   742,785,000
                              ==============           ===============

Stockholders' Equity          $  110,309,000           $   101,665,000

Senior Subordinated
Debentures                         9,978,000                 9,981,000

Subordinated Debentures           19,419,000                14,428,000

Convertible Subordinated
Debentures                        34,500,000                34,500,000

Reserves                          14,306,000                12,829,000
                               -------------            --------------
Total Capital                 $  188,512,000            $  173,403,000
                              ==============            ==============

Capital-to-Assets Ratio               11.50%                    12.93%
                                      ======                    ======
Capital-to-Risk-Adjusted
Assets                                16.52%                    17.06%
                                      ======                    ======
Tangible Stockholders'
  Equity Per Share            $        14.29            $        13.14
                              ==============            ==============

Number of Shares of Common
Stock Actually Outstanding         7,713,030                 7,735,576
                                   =========                 =========

For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400